QuickLinks

EXHIBIT 21—SUBSIDIARIES
CHECK TECHNOLOGY CORPORATION AND SUBSIDIARIES

    The Company's subsidiaries, all of which are wholly owned, are as follows:

      Check Technology Limited

      Check Technology France S.A.

      Check Technology Pty Limited

      GTI Holdings

      GTI Ventures

QuickLinks

EXHIBIT 21—SUBSIDIARIES CHECK TECHNOLOGY CORPORATION AND SUBSIDIARIES